EXHIBIT 99.2

Republic Services, Inc.
Authorizes an Additional $900 Million
For Share Repurchases

PHOENIX (Oct. 29, 2015) - Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a $900 million share repurchase authorization which extends through Dec. 31, 2017. This was added to the amount remaining under the prior authorization, which was $67 million as of Sept. 30, 2015. At current prices, $967 million represents over 6 percent of the Company's outstanding shares of stock.

“Our share repurchase program reflects our long-term commitment to returning cash to our shareholders," said Donald W. Slager, president and chief executive officer. "Since we reinstated our repurchase program in 2010, we have consistently and efficiently returned over $1.7 billion to our shareholders through repurchases and reduced our share count by approximately 14 percent.”

The share repurchases may be made in the open market, in privately negotiated transactions or a combination of both. The timing and amounts of any repurchases will be at the discretion of management and will depend on many factors, including the market price of the common stock and overall market conditions.

About Republic Services

Republic Services, Inc. (NYSE: RSG) is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for their commercial, industrial, municipal, residential and oilfield customers. We’ll handle it from here.TM, the brand's tagline, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@RepublicServices.com	investor@RepublicServices.com

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